Exhibit 10.2

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (the “Agreement”) is made on October 31, 2008 by and among:

(1)    ROGERS INDUFLEX NV, a Belgian company, with a registered office at 2000 Antwerp, Frankrijklei 78 and registered with the Crossroads Bank of Enterprises under enterprise number 0807.149.569 (which will be renamed “Induflex NV” shortly after the sale of shares occurring as of the date hereof and described below) (the “Buyer”); and

(2)    ROGERS CORPORATION, a Massachusetts corporation having its headquarters at One Technology Drive, Rogers, CT 06263 (“Seller”).

WHEREAS:

(A)   The Buyer and the Seller have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), providing for, among other things, the acquisition by Buyer of all of the issued and outstanding shares of Rogers Induflex NV, a Belgian corporation having its registered office at Ottergemsesteenweg 799, 9000 Ghent, Belgium and registered with the Crossroads Bank of Enterprises under enterprise number 0427693784  (the “Company”).

(B)   The activities of the Company relate to the development, manufacture and sale of laminates, coated tapes and films for purposes of shielding, insulating, barring and identification, principally carried out in Europe, Asia and North America (collectively, the “Market Area”).

(C)   In consideration of the Buyer entering into the Stock Purchase Agreement, the Seller agrees to enter into an agreement restricting the Seller from competing against the Company in certain products and markets, upon the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1.    Defined Terms

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

2.    Acknowledgement by the Seller

The Seller acknowledges that, through its position as sole shareholder of the Company, it has established valuable and recognized expertise in the business of the Company, and has had access to the trade secrets and confidential business information of the Company; and that the covenants set forth in Section 3 of this Agreement are reasonable and necessary to protect the business and goodwill of the Company.

3.    Non-Competition

The Seller covenants and agrees that for a term of three years as of Closing Date, whether directly or indirectly, alone or together with any other persons, on its own account or in conjunction with, through or on behalf of any Affiliates, relatives, agents, intermediaries, joint ventures or alliances, whether as director, manager, shareholder, consultant, subcontractor or in any other capacity:

 (i)   it will not own, manage, operate or control, or have a material commercial interest in the ownership, management, operation or control of, any business or activities in the Market Area engaging to a material extent in the Competitive Activities (as defined below);

(ii)   it will not (A) intentionally induce or attempt to induce any person who is an employee, trade representative, manager, consultant, independent contractor or sub-contractor of the Company to stop its cooperation with the Company, (B) intentionally interfere with the relationship between the Company and any person who is an employee, trade representative, manager, consultant, independent contractor or sub-contractor of the Company, or (C) intentionally employ or otherwise engage as employee, independent contractor, or otherwise any person who is an employee, manager or director of the Company;

(iii)   it will not, either for itself or for any other person (A) solicit, service or handle any business or matters involving Competitive Activities, other than as contemplated by the Stock Purchase Agreement, or (B) induce or attempt to induce any customer or other person to cease doing business involving Competitive Activities with the Company, or in any way interfere with the relationship between the Company and any customer or other person with respect to the performance of Competitive Activities, other than as contemplated by the Stock Purchase Agreement; and

(iv)   it will not carry on business either directly or indirectly through any company under any name which is identical or confusingly similar to the names currently used by the Company (except for the name “Rogers”) as its corporate name or under which it carries on business.

As used herein, the term “Competitive Activities” shall mean one or a series of related acts of manufacture and/or sale of multilayer laminates comprised of layers of any of the following products: polyethylene terephthalate (PET), polyethylene naphthalate (PEN), polyvinyl chloride (PVC), Mylar or Tedlar whether in multiple layers of any one or more such materials (but not a single layer alone), or in combination with aluminum, copper and/or adhesives (all of which are collectively referred to herein as “Laminates”), for use in one of the following applications:

(a)   cable shielding

(b)   green house coverings,

(c)   heating elements for waterbed, wall-mounted room warmers and automotive mirror applications,

(d)    barrier tube manufacturing,

(e)    RFID tags,

(f)    antennae used in mobile phones, including internet-connected multimedia “smartphones,” and wireless handheld devices such as RIM Blackberry™ devices and any devices incorporating mobile phone capabilities even if they also include portable music and/or video player capabilities, but excluding portable music and/or video players and similar devices, such as MP3 players and iPOD’s (and any devices incorporating such devices or the functional equivalent thereof, so long as they do not possess telecommunications capabilities),

(g)    laminated busbars, and

(h)    seat sensors in the automotive industry.

The above applications are not intended as an exhaustive list of all possible or even actual applications for the Company's technology, but rather an enumeration of those applications in which the Company's current business is sufficiently significant that the Sellers have agreed not to compete therein.  Nothing herein shall be construed to restrict Seller from manufacturing and/or selling any materials other than Laminates, even in the applications listed above. The parties acknowledge that  Seller is a large organization with operations in many of the applications set forth above, among others, and does not intend to restrict its manufacturing and sales other than for Laminates in those applications set forth above (it being understood that the term “Laminates” in no event shall be construed to include film other than Mylar or Tedlar or any polymer other than PET, PEN or PVC and specifically excludes, without limitation, polyimides, polybutadine, liquid crystal polymers and fluoropolymers (including PTFE) as well as or any laminate construction including a layer of polyimide, polybutadiene, liquid crystal polymer or fluoropolymer (including PTFE).

Nothing herein shall be deemed to prevent Seller and/or its Affiliates from acting within the permitted scope of that certain Production License of even date herewith by and between  Seller  and the Company permitting Seller and/or its Affiliates to manufacture, solely for its and its Affiliates’ own use and not for resale (except as incorporated in other products sold by Seller to third parties), laminates used in insulation of bus bars manufactured by Seller and/or its Affiliates.  The above description is for convenience only, and is qualified in its entirety by the actual content of said Production License.

4.    Damages

In the event of an intentional breach of the provisions set forth in Section 3 of this Agreement, the Seller shall pay to the Buyer a fixed amount of EUR 250,000 for each such breach plus a fixed amount of EUR 2,500 (collectively, the “Liquidated Damages Amounts”) for each day such breach continues, without prejudice to the right of the Buyer and or the Company to claim additional damages as the case may be. However, the Liquidated Damages Amounts shall only become due in case the Seller fails to remedy the breach within a term of thirty (30) days following the written notification of the breach by the Buyer to the Seller. The written notification of the Buyer shall specify the particulars of such breach (to the extent that Buyer knows them). Notwithstanding the foregoing, Seller shall not be liable for the Liquidated Damages Amounts if (a) the breach is caused by a business or asset acquired by Seller, and (b) Seller divests itself of the portion of such business or asset comprising the Competitive Activity within the “Divestment Period,” as defined below. If a substantial portion of the revenues generated by such business or asset is derived from the Competitive Activity (but in no event less than 3 million Euros per year), then the Divestment Period shall be the term of thirty (30) days following the written notification by the Buyer; otherwise, it shall be twelve (12) months from such notification, provided that Seller uses its best efforts to divest the Competitive Activity within the first six (6) months of the Divestment Period.  Such best efforts means that the Seller must use diligent efforts in good faith to dispose of the Competitive Activity for a price which is not unreasonably low in comparison to the proportionate share of the acquisition price and costs incurred by Seller in acquiring said business or asset.  Furthermore, Seller shall comply in good faith with any reasonable request of the Buyer to minimize the (potential) damages of the Buyer resulting from such business or asset until the divestment of such business or asset is completed.

5.    Notices

All notices and other communications hereunder shall be given in accordance with the provisions of Section 9(a) of the Stock Purchase Agreement.

6.    Assignment

No party shall have the right to assign this Agreement without prior written consent of the remaining parties, and any attempted assignment of this Agreement by a party without prior written consent of the other parties shall be void.

7.    Entire Agreement; Modification

This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. In the event of any conflict between the Stock Purchase Agreement and this Agreement regarding the subject matter hereof, the latter shall control. This Agreement may not be amended except by a written agreement by parties, nor may any provision hereof be waived other than in a writing signed by the waiving party.

8.    Successors and Assigns

This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

9.    Severability

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid; provided, that if any provision of this Agreement is held invalid or unenforceable, then such provision will be ineffective only to the extent of such invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement. If any of the covenants set forth in Section 3 of this Agreement are held to be invalid or unenforceable, such covenants will be considered divisible with respect to scope, time and geographic area and will be effective, binding and enforceable against the Sellers in such lesser scope, time and geographic area to the maximum extent possible under applicable law.

10.   Governing Law; Arbitration

This Agreement will be governed by the laws of Belgium. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or invalidity thereof, will be settled by arbitration in accordance with the provisions of Section 9(f) of the Stock Purchase Agreement, which are incorporated herein by reference, mutadis mutandis, as if they were expressly set forth herein.

11.   Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and both of which together shall be deemed a single instrument. This Agreement shall be deemed effective upon the receipt by each party of an executed signature page hereto signed by the other, which may be transmitted by facsimile or electronic means.

12.   English Language

The parties confirm that it is their desire to have this Agreement, as well as any and all other documents attached or relating hereto, including notices, written in the English language exclusively.

13.   Further Assurances

The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the intent and purposes of this Agreement.

IN WITNESS THEREOF, the parties have executed this Non-Competition Agreement in two originals on the day and year first above written and each party confirms having received one original.

ROGERS INDUFLEX NV

/s/ J.D. Ludvigsen
By: J. D. Ludvigsen
Its: Managing Director

ROGERS CORPORATION
/s/ Luc Van Eenaeme
By: Luc Van Eenaeme
Its: Vice President Europe